NEWS RELEASE

December 22, 2016

Press Contacts:

Rhonda Little
Marketing Specialist
Phone: 800-880-2212
Email: rlittle@hartmaninvestment.com

Hartman Short Term Income Properties XX, Inc. Acquires Three Forest Plaza

DALLAS – Hartman Short Term Income Properties XX, Inc. (“Hartman XX”), a Texas-centric Real Estate Investment Trust, announced today that Hartman Three Forest Plaza, LLC, a subsidiary, purchased Three Forest Plaza in Dallas, TX.

THREE FOREST PLAZA – Three Forest Plaza is a 366,549 square foot office building in Dallas, Texas. The property is located in the Park Central submarket and has excellent access to Forest Lane, LBJ Freeway (I-635), and the North Central Expressway (US-75). Three Forest Plaza is surrounded by North Dallas premier residential neighborhoods, the Medical City of Dallas, and a growing amenity base that has several newly announced residential and retail developments under construction.

“The improved LBJ submarket has created momentum in the Park Central area.  We are pleased to acquire this high quality, institutionally-maintained office property at a significant discount to replacement cost” said David Wheeler, Chief Investment Officer.

The property is 73% leased to a diverse mix of tenants including Weaver & Tidwell, Huselton Morgan & Maultsby, QRx, and US Oncology.

“The addition of Three Forest Plaza to our Dallas portfolio gives Hartman over 1 million square feet of office properties in this important market. Three Forest Plaza allows Hartman to offer a diverse range of solutions in order to meet broader customer needs in the Dallas market,” said Al Hartman, Hartman CEO.

The Dallas HFF Office team represented the seller in the transaction and David Wheeler, Russell Turman, and Julian Kwok represented the buyer, Hartman Three Forest Plaza, LLC.

Hartman Three Forest Plaza, LLC was represented by the HFF’s Dallas mortgage brokerage team of Steve Heldenfels and Jim Curtin in the placement of acquisitions financing with Southside Bank at 50% LTV.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX, Inc. is a Texas-centric REIT which, with this addition to its portfolio, now owns 18 properties in the Dallas/Ft. Worth area, Houston, and San Antonio. For information regarding leasing space at a Hartman property, please contact Lynna Smith at 214-432-3704 in Dallas or

Kat Morrison at 713-586-2669 in Houston, and visit www.hi-reit.com. For additional information about Hartman XX, please visit www.HartmanREITs.com, call 800-880-2212, or contact Rick Vitale, CFA directly at 651-491-3693.

This release contains certain forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “may” and “should” and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Hartman Short Term Income Properties XX, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Kingwood, TX 77339. (832) 644-1852.